UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 4, 2006
Xponential, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-13919 (Commission File Number)	75-2520896 (I.R.S. Employer Identification No.)
6400 Atlantic Boulevard, Suite 190, Norcross, Georgia 30071
(Address of principal executive offices)
678-720-0660
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Purchase and Sale Agreement
Form of Seller Agreements
Finder Fee Agreement
Conversion Agreement

Item 1.01 Entry into a Material Definitive Agreement
     On October 4, 2006 PawnMart, Inc. (“PawnMart”), a wholly-owned subsidiary of Xponential, Inc. (the “registrant”), purchased 3,050,000 Series A Convertible Preferred Shares (the “Preferred Shares”) of Integrity Mutual Funds, Inc. (“Integrity”) for a total of $1,525,000 ($0.50 per Preferred Share), from eight (8) investors pursuant to a private placement. The Preferred Shares have not been registered under applicable federal and state securities laws. PawnMart paid a finder’s fee of $10,000 in connection with the transaction.
     Pursuant to a Certificate of Designation of Series A Convertible Preferred Shares filed with the Secretary of State of North Dakota on December 12, 2003 (the “Designation”), Integrity is authorized to issue up to 5,000,000 Preferred Shares. The 3,050,000 Preferred Shares acquired by PawnMart constitute 100% of the currently issued and outstanding Preferred Shares.
     As the holder of the Preferred Shares, PawnMart is entitled to an annual cumulative cash dividend of 6%, payable quarterly in arrears, only if and when declared by the board of directors of Integrity. Based on the current capital structure of Integrity, in the event of the liquidation, dissolution or winding up of Integrity, the assets of Integrity available for distribution will be distributed first to PawnMart in an amount per Preferred Share equal to $0.50 plus accrued dividends (the “Liquidation Preference”), and then to the holders of the common stock, $0.0001 par value, of Integrity (the “Common Shares”).
     Following the earlier to occur of (i) a change in control or (ii) December 2008 Integrity has the right, but not the obligation, to redeem the Preferred Shares upon payment of the Liquidation Preference. Integrity must give at least sixty (60) days prior written notice of such redemption and during such notice period PawnMart has the right to convert the Preferred Shares into Common Shares on a one-for-one basis, subject to certain anti-dilutive adjustments.
     The Preferred Shares are convertible at any time at the election of PawnMart into Common Shares on a one-for-one basis, subject to certain anti-dilutive adjustments. If converted as of the date hereof, the Preferred Shares would represent 18.19% of the issued and outstanding Common Shares.
     In the event of an “assignment of the investment advisory contracts” of Integrity with the various funds it advises, the funds are required to approve the investment advisory contracts. Section 202(a)(1) of the Investment Advisers Act of 1940 provides that an assignment of an investment advisory contracts includes the transfer of a controlling block of the assignor’s outstanding voting securities by a security holder of the assignor. Pursuant to Section 2(a)(9) of the Investment Company Act of 1940, a person or entity is presumed to have control of an issuer when such person or entity owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of an issuer. Although the Preferred Shares are non-voting securities, they are immediately convertible into Common Shares. PawnMart has entered into a separate agreement with Integrity pursuant to which PawnMart has agreed that, on or before the earlier to occur of (a) September 30, 2008 or (b) a sale of Integrity, PawnMart will not convert such number of Preferred Shares that, combined with PawnMart’s and its affiliates’ then holdings of Common Shares, will cause PawnMart and its affiliates to own more than twenty-five percent (25%) of the outstanding Common Shares. This agreement prevents the registrant and its affiliates from being presumed to have acquired a controlling interest in Integrity.
     Additionally, Integrity has the right at any time to require PawnMart to convert the Preferred Shares into Common Shares of Integrity provided the closing bid price of Integrity’s Common Shares shall have been $1.00 or greater for the sixty (60) day period immediately preceding Integrity’s exercise of its right to require PawnMart to convert the Preferred Shares.
     PawnMart, as the holder of the Preferred Shares, has no voting rights unless and until a declared dividend is in arrears for more than sixty (60) days from the date of the scheduled payment. In such event, PawnMart, as the holder of the Preferred Shares, has the right to vote, on a one vote per Preferred Share basis, together with the holders of the Common Shares of Integrity, and not as a separate class, on all matters presented to the shareholders of Integrity.
     The preferences, rights and voting powers (and the qualifications, limitations, or restrictions thereof) are set forth in the Designation and may not be amended without the approval of PawnMart, as the current sole holder of all of the issued and outstanding Preferred Shares. However, pursuant to the Designation Integrity has reserved the right to issue additional series of preferred stock ranking senior in terms of dividends, liquidation, dissolution and other rights over the Preferred Shares.
     As of September 30, 2006 the registrant beneficially owned 1,663,642 shares, or 12.13%, of the outstanding Common Shares of Integrity. In addition, Dr. J. Robert Collins, a director of the registrant, beneficially owns 1,000 shares, or 0.007%, and Dwayne A. Moyers, a director of the registrant, beneficially owns 47,500 shares, or 0.35%, of the outstanding Common Shares of Integrity.
     Jeffrey A. Cummer, Vice President and a director of the registrant, is a director of Integrity.
     Xponential, Inc. trades on the OTC Bulletin Board under the symbol XPOI.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
10.1	Purchase and Sale Agreement between PawnMart, Inc. and Integrity Mutual Funds, Inc. dated September 15, 2006

10.2	Form of Seller Agreements between PawnMart, Inc. and sellers of Integrity Mutual Funds, Inc. Series A Preferred Shares.

10.3	Finder Fee Agreement between PawnMart, Inc. and Abbington Capital Group LLC dated August 30, 2006.

10.4	Conversion Agreement between PawnMart, Inc. and Integrity Mutual Funds, Inc. dated October 4, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 10, 2006	XPONENTIAL, INC.
	By:	/s/ Dwayne A. Moyers
Dwayne A. Moyers,
Chief Executive Officer